Exhibit 99.1

FOR IMMEDIATE RELEASE

Hexion Inc. Announces Third Quarter 2017 Results

Third Quarter 2017 Highlights

•	Net sales of $914 million, a 12% increase versus prior year

•	Net loss of $70 million

•	Segment EBITDA of $96 million; adjusted for the impact of hurricanes, Segment EBITDA totaled $102 million, or a 9% decrease

•	Announced a new $40 million cost reduction program

•	Total liquidity as of September 30, 2017 of $310 million

COLUMBUS, Ohio - (November 14, 2017) - Hexion Inc. (“Hexion” or the “Company”) today announced results for the third quarter ended September 30, 2017.

“Hexion posted strong topline sales growth of 12% and volume gains of 9%, respectively, in the third quarter of 2017,” said Craig A. Rogerson, Chairman, President and CEO. “Our Segment EBITDA reflected continued year-over-year gains in our base epoxy resins, North American forest products resins, and global formaldehyde businesses offset by challenges associated with the hurricanes and continued weakness in global wind energy demand. We saw sequential profitability growth in our specialty epoxy resins business driven by strong growth in our waterborne coatings business and stable wind energy volumes. In addition, we continue to position the Company for profitable growth by strategically optimizing our cost structure and investing in our specialty portfolio.”

Mr. Rogerson added: “We were pleased to complete our Edmonton research and development facility expansion, which is focused on developing next generation forest product resins as we continue to strategically invest in our technology infrastructure. Finally, we expect to deliver year-over-year EBITDA growth and generate solid levels of free cash flow in the fourth quarter.”

Third Quarter 2017 Results

Net Sales. Net sales for the quarter ended September 30, 2017 were $914 million, an increase of 12% compared with $819 million in the prior year period. The increase in reported net sales was primarily driven by the pass-through of higher raw material costs and volume gains in oilfield proppants, base epoxy resins and North American forest product resins and formaldehyde businesses.

Segment EBITDA. Segment EBITDA for the quarter ended September 30, 2017 was $96 million, a decrease of 14% compared with the prior year period. Adjusted for the $6 million negative impact of hurricanes, Segment EBITDA totaled $102 million, or a decrease of 9% compared to the prior year. Third quarter 2017 results were driven by growth in our North American forest product resins and formaldehyde businesses, as well as improvements in base epoxy resins and oilfield proppants, which was offset by a year-over-year decline in the specialty epoxy resins business driven by destocking and competitive pressures in our global wind energy business. In addition, the Company benefited from insurance proceeds in the prior year period related to its Versatic™ Acids and Derivatives business that did not reoccur in the third quarter of 2017.

Global Restructuring Programs

In the first nine months of 2017, the Company achieved approximately $20 million of total in-process cost savings. As part of its ongoing commitment to optimize its cost structure and further streamline the organization, Hexion has identified approximately $40 million in additional structural cost savings. The Company remains committed to redeploying portions of its cost savings into strategic growth initiatives, such as its recently completed Edmonton research and development expansion and additional waterborne coatings capacity. With the addition of the new cost savings program, Hexion had $54 million of total in-process cost savings, which it expects to be achieved over the next 12 to 18 months.

Segment Results

Following are net sales and Segment EBITDA by reportable segment for the three and nine months ended September 30, 2017 and 2016. See “Non-U.S. GAAP Measures” for further information regarding Segment EBITDA and a reconciliation of net loss to Segment EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2017	2016	2017	2016
Net Sales (1):
Epoxy, Phenolic and Coating Resins	$528	$476	$1,537	$1,664
Forest Products Resins	386	343	1,159	1,016
Total Net Sales	914	819	2,696	2,680
Adjustment for dispositions (2)	—	—	—	(185)
Adjusted Net Sales	$914	$819	$2,696	$2,495

Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$45	$64	$143	$230
Forest Products Resins	66	65	195	184
Corporate and Other	(15)	(17)	(47)	(50)
Total Segment EBITDA	$96	$112	$291	$364
Adjustment for dispositions (2)	—	—	—	(30)
Adjusted Segment EBITDA	$96	$112	$291	$334
(1)Intersegment sales are not significant and, as such, are eliminated within the selling segment.
(2)Adjustments for dispositions impact the Epoxy, Phenolic and Coating Resins segment.

Liquidity and Capital Resources

At September 30, 2017, Hexion had total debt of approximately $3.7 billion compared to $3.5 billion at December 31, 2016. In addition, at September 30, 2017, the Company had $310 million in liquidity comprised of $100 million of unrestricted cash and cash equivalents, $188 million of borrowings available under the Company’s senior secured asset-based revolving credit facility (the “ABL Facility”) and $22 million of time drafts and availability under credit facilities at certain international subsidiaries. Hexion expects to have adequate liquidity to fund its ongoing operations for the next twelve months from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under its credit facilities.

Earnings Call

Hexion will host a teleconference to discuss Third Quarter 2017 results on Tuesday, November 14, 2017, at 8:30 a.m. Eastern Time. Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: (844) 492-6045
International Participants: +1 (574) 990-2716
Participant Passcode: 92147239

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company's website: www.hexion.com. A replay of the call will be available for one week beginning at 1:30 p.m. Eastern Time on November 14, 2017. The playback can be accessed by dialing (855) 859-2056 (U.S.) and +1 (404) 537-3406 (International). The passcode is 92147239. A replay also will be available through the Investor Relations section of the Company’s website.

Covenant Compliance

The instruments that govern the Company’s indebtedness contain, among other provisions, restrictive covenants regarding indebtedness (including an Adjusted EBITDA to Fixed Charges ratio incurrence test), dividends and distributions, mergers and acquisitions, asset sales, affiliate transactions and capital expenditures.

The indentures that govern the Company’s 6.625% First-Priority Senior Secured Notes, 10.00% First-Priority Senior Secured Notes, 10.375% First-Priority Senior Secured Notes, 13.75% Senior Secured Notes and 9.00% Second-Priority Senior Secured Notes (collectively, the “Secured Indentures”) contain an Adjusted EBITDA to Fixed Charges ratio incurrence test which may restrict our ability to take certain actions such as incurring additional debt or making acquisitions if the Company is unable to meet this ratio (measured on a last twelve months, or LTM, basis) of at least 2.0:1. The Adjusted EBITDA to Fixed Charges ratio under the Secured Indentures is generally defined as the ratio of (a) Adjusted EBITDA to (b) net interest expense excluding the amortization or write-off of deferred financing costs, each measured on a LTM basis. See “Non-U.S. GAAP Measures” for further information regarding Adjusted EBITDA and Schedule 5 to the release for a calculation of the Adjusted EBITDA to Fixed Charges ratio.

The Company’s ABL Facility does not have any financial maintenance covenant other than a minimum Fixed Charge Coverage Ratio of 1.0 to 1.0 that would only apply if the Company’s availability under the ABL Facility at any time is less than the greater of (a) $35 million and (b) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time. The Fixed Charge Coverage Ratio under the credit agreement governing the ABL Facility is generally defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on an LTM basis. At September 30, 2017, the Company’s availability under the ABL Facility exceeded such levels; therefore, the minimum fixed charge coverage ratio did not apply.

Non-U.S. GAAP Measures
Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments. Segment EBITDA should not be considered a substitute for net loss or other results reported in accordance with U.S. GAAP. Segment EBITDA may not be comparable to similarly titled measures reported by other companies. See Schedule 4 to this release for reconciliation of net loss to Segment EBITDA.
Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro forma basis, including the expected future cost savings from business optimization programs or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As the Company is highly leveraged, it believes that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Adjusted EBITDA and Fixed Charges are not defined terms under U.S. GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net loss determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on our indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of our operations, it is a necessary element of our costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the Secured Indentures should not be considered an alternative to interest expense. See Schedule 5 to this release for reconciliation of net loss to Adjusted EBITDA and the Fixed Charges Ratio.

Forward Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, the loss of, or difficulties with the further realization of, cost savings in connection with our strategic initiatives, including transactions with our affiliate, Momentive Performance Materials Inc., the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, pricing actions by our competitors that could affect our operating margins, changes in governmental regulations and related compliance and litigation costs and the other factors listed in our SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and our other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About the Company
Based in Columbus, Ohio, Hexion Inc. is a global leader in thermoset resins. Hexion Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Inc. is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Hexion Inc. and its products is available at www.hexion.com.

Investors and Media Contact:
John Kompa
614-225-2223
john.kompa@hexion.com

See Attached Financial Statements

HEXION INC.
SCHEDULE 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2017	2016	2017	2016
Net sales	$914	$819	$2,696	$2,680
Cost of sales (1)	797	701	2,312	2,357
Gross profit	117	118	384	323
Selling, general and administrative expense	75	69	227	235
Gain on dispositions	—	—	—	(240)
Asset impairments	13	—	13	—
Business realignment costs (income)	10	(3)	27	42
Other operating expense, net	1	7	4	6
Operating income	18	45	113	280
Interest expense, net	82	76	247	235
(Gain) loss on extinguishment of debt	—	(3)	3	(47)
Other non-operating (income) expense, net	(3)	2	(4)	1
(Loss) income before income tax and earnings from unconsolidated entities	(61)	(30)	(133)	91
Income tax expense	9	16	16	40
(Loss) income before (losses) earnings from unconsolidated entities	(70)	(46)	(149)	51
(Losses) earnings from unconsolidated entities, net of taxes	—	(1)	3	8
Net (loss) income	$(70)	$(47)	$(146)	$59

(1)	Cost of sales for the three and nine months ended September 30, 2016 includes $21 and $127, respectively, of accelerated depreciation related to the closure of our Norco, LA facility.

HEXION INC.
SCHEDULE 2: CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $18 and $17, respectively)	$118	$196
Accounts receivable (net of allowance for doubtful accounts of $18 and $17, respectively)	500	390
Inventories:
Finished and in-process goods	240	199
Raw materials and supplies	92	88
Other current assets	49	45
Total current assets	999	918
Investment in unconsolidated entities	20	18
Deferred income taxes	12	10
Other long-term assets	49	43
Property and equipment:
Land	84	79
Buildings	288	273
Machinery and equipment	2,312	2,353
	2,684	2,705
Less accumulated depreciation	(1,766)	(1,812)
	918	893
Goodwill	113	121
Other intangible assets, net	45	52
Total assets	$2,156	$2,055
Liabilities and Deficit
Current liabilities:
Accounts payable	$347	$368
Debt payable within one year	121	107
Interest payable	101	70
Income taxes payable	13	13
Accrued payroll and incentive compensation	47	55
Other current liabilities	126	159
Total current liabilities	755	772
Long-term liabilities:
Long-term debt	3,612	3,397
Long-term pension and post employment benefit obligations	263	246
Deferred income taxes	13	13
Other long-term liabilities	173	166
Total liabilities	4,816	4,594
Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at September 30, 2017 and December 31, 2016	1	1
Paid-in capital	526	526
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Accumulated other comprehensive loss	(14)	(39)
Accumulated deficit	(2,876)	(2,730)
Total Hexion Inc. shareholder’s deficit	(2,659)	(2,538)
Noncontrolling interest	(1)	(1)
Total deficit	(2,660)	(2,539)
Total liabilities and deficit	$2,156	$2,055

HEXION INC.
SCHEDULE 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30,
(In millions)	2017	2016
Cash flows used in operating activities
Net (loss) income	$(146)	$59
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	85	101
Non-cash asset impairments and accelerated depreciation	27	127
Deferred tax (benefit) expense	(1)	3
Gain on dispositions	—	(240)
Gain on sale of assets	(1)	—
Amortization of deferred financing fees	12	11
Loss (gain) on extinguishment of debt	3	(47)
Unrealized foreign currency gains	(5)	(40)
Other non-cash adjustments	(4)	3
Net change in assets and liabilities:
Accounts receivable	(89)	(88)
Inventories	(29)	(32)
Accounts payable	(32)	(35)
Income taxes payable	8	26
Other assets, current and non-current	(4)	(27)
Other liabilities, current and long-term	(29)	48
Net cash used in operating activities	(205)	(131)
Cash flows (used in) provided by investing activities
Capital expenditures	(86)	(91)
Capitalized interest	(1)	(1)
Proceeds from dispositions, net	—	281
Cash received on buyer’s note	—	45
Proceeds from sale of assets, net	5	1
Change in restricted cash	1	(11)
Investment in affiliate	—	(1)
Net cash (used in) provided by investing activities	(81)	223
Cash flows provided by (used in) financing activities
Net short-term debt borrowings (repayments)	15	(13)
Borrowings of long-term debt	1,291	461
Repayments of long-term debt	(1,079)	(643)
Long-term debt and credit facility financing fees paid	(25)	—
Net cash provided by (used in) financing activities	202	(195)
Effect of exchange rates on cash and cash equivalents	5	1
Change in cash and cash equivalents	(79)	(102)
Cash and cash equivalents (unrestricted) at beginning of period	179	228
Cash and cash equivalents (unrestricted) at end of period	$100	$126
Supplemental disclosures of cash flow information
Cash paid for:
Interest, net	$205	$210
Income taxes, net	10	20
Non-cash investing activity:
Acceptance of buyer’s note	$—	$75

HEXION INC.
SCHEDULE 4: RECONCILIATION OF NET (LOSS) INCOME TO SEGMENT EBITDA (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Reconciliation:
Net (loss) income	$(70)	$(47)	$(146)	$59
Income tax expense	9	16	16	40
Interest expense, net	82	76	247	235
Depreciation and amortization	29	30	85	101
Accelerated depreciation	14	21	14	127
EBITDA	$64	$96	$216	$562
Items not included in Segment EBITDA:
Asset impairments	$13	$—	$13	$—
Business realignment costs (income)	10	$(3)	27	$42
Gain on dispositions	—	—	—	(240)
Realized and unrealized foreign currency (gains) losses	(5)	6	(7)	(3)
(Gain) loss on extinguishment of debt	—	(3)	3	(47)
Other	14	16	39	50
Total adjustments	32	16	75	(198)
Segment EBITDA	$96	$112	$291	$364

Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$45	$64	$143	$230
Forest Products Resins	66	65	195	184
Corporate and Other	(15)	(17)	(47)	(50)
Total	$96	$112	$291	$364
Adjustment for dispositions (1)	—	—	—	(30)
Adjusted Segment EBITDA	$96	$112	$291	$334
(1)Adjustments for dispositions impact the Epoxy, Phenolic and Coating Resins segment.

HEXION INC.
SCHEDULE 5: RECONCILIATION OF LAST TWELVE MONTHS NET LOSS TO ADJUSTED EBITDA

September 30, 2017
LTM Period
Net loss	$(244)
Income tax expense	13
Interest expense, net	323
Depreciation and amortization	115
Accelerated depreciation	16
EBITDA	223
Adjustments to EBITDA:
Asset impairments	13
Business realignment costs (1)	41
Realized and unrealized foreign currency gains	(15)
Loss on extinguishment of debt	1
Unrealized loss on pension and postretirement benefits (2)	34
Other (3)	73
Cost reduction programs savings (4)	54
Adjusted EBITDA	$424
Pro forma fixed charges (5)	$313
Ratio of Adjusted EBITDA to Fixed Charges (6)	1.35

(1)
Primarily represents headcount reduction expenses and plant rationalization costs related to cost reduction programs, termination costs and other costs associated with business realignments, as well as environmental liabilities related to closed sites.

(2)	Represents non-cash losses resulting from pension and postretirement benefit plan liability remeasurements.

(3)	Primarily includes employee retention program costs, certain professional fees related to strategic projects and legacy sites, business optimization expenses and management fees.

(4)
Represents pro forma impact of in-process cost reduction programs savings. Cost reduction program savings represent the unrealized headcount reduction savings and plant rationalization savings related to cost reduction programs and other unrealized savings associated with the Company’s business realignments activities, and represent our estimate of the unrealized savings from such initiatives that would have been realized had the related actions been completed at the beginning of the LTM period. The savings are calculated based on actual costs of exiting headcount and elimination or reduction of site costs.

(5)	Reflects pro forma interest expense based on interest rates at September 30, 2017, as if the refinancing transactions in February 2017 and May 2017 had taken place at the beginning of the period.

(6)
The Company’s ability to incur additional indebtedness, among other actions, is restricted under the Secured Indentures, unless the Company has an Adjusted EBITDA to Fixed Charges ratio of at least 2.0 to 1.0. As of September 30, 2017, we did not satisfy this test. As a result, we are subject to restrictions on our ability to incur additional indebtedness and to make investments; however, there are exceptions to these restrictions, including exceptions that permit indebtedness under our ABL Facility (available borrowings of which were $188 at September 30, 2017).